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Exhibit 5.2

Transocean Partners LLC
Deepwater House
Kingswells Causeway
Prime Four Business Park
Aberdeen, AB15 8PU
Scotland
United Kingdom

Our reference: 29455.50003/80370381v2

August 6, 2015

Registration Statement on Form S-3: Exhibit 5.2 Opinion

Ladies and Gentlemen:

        We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands ("Marshall Islands Law") for Transocean Partners LLC, a Marshall Islands limited liability company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules"), of a registration statement on Form S-3 (the "Registration Statement") for the registration of the possible resale from time to time by Transocean Partners Holdings Limited of up to 21,254,310 common units (the "Resale Common Units") issued by the Company, each representing limited liability company interests in the Company, among other securities that may be issued by the Company from time to time.

        In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the prospectus contained therein (the "Prospectus"), (ii) the certificate of formation of the Company dated February 6, 2014 and the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of July 29, 2014, (iii) resolutions adopted by the Board of Directors of the Company and (iv) such other papers, documents and certificates of public officials and certificates of representatives of the Company as we have deemed necessary. In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. We have assumed the validity and enforceability of all documents under all applicable laws other than Marshall Islands Law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

        This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

        Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Resale Common Units have been validly issued and are fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or related Rules.

Very truly yours,

Watson Farley & Williams LLP

/s/ WATSON FARLEY & WILLIAMS LLP

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  Exhibit 5.2